Exhibit (a)(13)

INVESTORS CASH TRUST

Amendment of Declaration of Trust

The undersigned, being a majority of the Trustees of the Investors Cash Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article VIII, Section 8.3 of the Amended and Restated Agreement and Declaration of Trust dated June 2, 2008, as amended (the “Declaration of Trust”), do hereby amend Article V, Sections 5.10 and 5.12 of the Declaration of Trust effective July 2, 2018, as follows:

The series designated “Deutsche Central Cash Management Government Fund” shall be redesignated as “DWS Central Cash Management Government Fund;” and

The series designated as “Deutsche Treasury Portfolio” shall be redesignated as “DWS Treasury Portfolio.”

The series designated as “Deutsche Variable NAV Money Fund” shall be redesignated as “DWS Variable NAV Money Fund.”

The relative rights and preferences of such series shall continue to be as set forth in the Declaration of Trust.

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IN WITNESS WHEREOF, the undersigned have this day signed the Instrument.

/s/ John W. Ballantine	/s/ Henry P. Becton, Jr.
John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
/s/ Dawn-Marie Driscoll	/s/ Keith R. Fox
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
/s/ Paul K. Freeman	/s/ William McClayton
Paul K. Freeman, Trustee	William McClayton, Trustee
/s/ Richard J. Herring	/s/ William N. Searcy, Jr.
Richard J. Herring, Trustee	William N. Searcy, Jr., Trustee
/s/ Rebecca W. Rimel	/s/ Jean Gleason Stromberg
Rebecca W. Rimel, Trustee	Jean Gleason Stromberg, Trustee

Dated: May 16, 2018